Exhibit 10.44

June 12, 2020

Anthony P. Bihl, III

Dear Tony:

This will letter will set forth the understanding between you and Bioventus LLC (the “Company”) in connection with your exercise of the put rights and the Company’s repurchase of the 333,330 Profit Interest Units granted to you under the Management Incentive Plan (the “MIP”) as set forth in that certain Management Incentive Plan Award Agreement dated as of December 2, 2013 (the “MIP Agreement’) and the payment due to you under the Bioventus Phantom Profits Interest Plan (the “Phantom Plan”) for the Phantom Profits Interest Units granted to you under that certain Phantom Profit Interest Plan Award Agreement dated April 21, 2016 (the “PPI Agreement”), as a result of your retirement from the Company.

In consideration of the foregoing, you and the Company hereby agree as follows:

1.

The Company will pay you the sum of $918,953.00, less applicable tax withholdings, on or before June 16, 2020, in full settlement of the Phantom Profits Interest Units granted to you under the Phantom Plan.

2.

The Company will pay you the sum of $6,328,629.00, less applicable tax withholdings, on or before June 16, 2020, in exchange for the redemption of 150,252 of the Profit Interest Units held by you under the MIP. You hereby agree to sell and transfer to the Company your entire rights and interest to such units on such date.

3.

In exchange for the redemption of remaining 183,078 of the Profit Interest Units held by you, the Company agrees to pay you, on or before June 16, 2021, the greater of (x) $7,711,231.00 and (y) the fair market value of such 183,078 Profit Interest Units, less applicable tax withholdings, as determined utilizing the 409A valuation of the Company then in effect on the date of payment for purposes of the Phantom Plan; provided that the Company may, at its option and upon notice to you, accelerate the repurchase of units under this Section 3 by paying the amount due for such units at any time. You hereby agree to sell and transfer to the Company your entire rights and interest to such units on such date. Until such time as they are repurchased by the Company, your status as a partner of the Company shall continue and the units described in this Section 3 shall remain subject to the terms and conditions of the MIP and the MIP Agreement, except as expressly modified by this letter.

Anthony B. Bihl, III

June 12, 2020

4.

In addition to the foregoing sums, the Company agrees to pay you, less applicable tax withholdings, the following sums: (i) $2,006,796.00 on or before June 16, 2020; and (ii) $1,543,147.00 on or before June 16, 2021 or such other date that payment is made to you under Section 3 above.

5.

The parties agree that the payments described in this letter shall satisfy the Company’s obligations to you with respect to the amounts due to you under the MIP for the repurchase of the Profits Interest Units held by you under the MIP Agreement and the amounts due to you under the Phantom Plan.

6.

The rights and obligations of the parties hereunder, and the interpretation of this Agreement, will be governed by the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

If this continues to be acceptable to you, please so indicate by signing and dating where indicated below.

Very truly yours,

William A. Hawkins
Chairman of the Bioventus Board of Managers

ACKNOWLEDGED AND AGREED:

/s/ Anthony P. Bihl, III	6/12/20
Anthony P. Bihl, III	Date